UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

January 20, 2009
Date of Report (Date of Earliest Event Reported)

Hutchinson Technology Incorporated
(Exact name of Registrant as Specified in its Charter)

Minnesota	0-14709	41-0901840
(State or other jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

40 West Highland Park Drive N.E., Hutchinson, Minnesota, 55350
(Address of principal executive offices)

(320) 587-3797
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

[   ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On January 20, 2009, Hutchinson Technology Incorporated (the "Company") committed to undertake further restructuring and other cost-saving actions (the "Cost-Saving Actions") during its fiscal year 2009 ("2009"), which include the closing of the Company's Sioux Falls, South Dakota, facility and the consolidation of operations at the Sioux Falls facility into the Company's Eau Claire, Wisconsin, and Hutchinson, Minnesota, facilities. The Cost-Saving Actions have been committed to in response to a lower demand outlook for 2009 and continued market and economic uncertainty.

The Cost-Saving Actions are anticipated to be completed before the end of the Company's third quarter ending June 28, 2009, and are expected to result in aggregate costs of approximately $5,000,000 to $13,000,000, including severance costs of approximately $3,000,000 to $5,000,000, an asset impairment charge of approximately $1,000,000 to $5,000,000 and other associated costs of approximately $1,000,000 to $3,000,000. Approximately $4,000,000 to $8,000,000 of the aggregate costs are expected to result in future cash expenditures.

On January 23, 2009, we issued a press release regarding the Cost-Saving Actions, which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.06. Material Impairments.

On January 20, 2009, the Company's management concluded that a material charge for impairment of certain equipment located at the Sioux Falls facility of approximately $1,000,000 to $5,000,000 will be required as a result of the Cost-Saving Actions described in Item 2.05 of this Current Report on Form 8-K. This charge is not expected to result in future cash expenditures.

The information in Item 2.05 of this Current Report on Form 8-K regarding the Cost-Saving Actions is incorporated by reference into this Item 2.06.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

	99.1	Press Release dated January 23, 2009, regarding further restructuring and other cost-saving actions

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hutchinson Technology Incorporated

Date: January 23, 2009	/s/ JOHN A. INGLEMAN
John A. Ingleman
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

No.	Description	Manner of Filing

99.1	Press Release dated January 23, 2009, regarding further restructuring and other cost-saving actions	Filed Electronically